EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

IBERIABANK Corporation, a Louisiana corporation, is a bank holding company that has elected to become a financial holding company. The table below sets forth all of IBERIABANK Corporation’s subsidiaries as to state or jurisdiction of organization. All of the subsidiaries listed below are included in the consolidated financial statements, and no separate financial statements are submitted for any subsidiary.

Subsidiary	State or Jurisdiction of Organization
IBERIABANK	Louisiana
Acadiana Holdings, LLC	Louisiana
IBERIABANK Insurance Services, LLC	Louisiana
Pulaski Insurance Agency, Inc.	Arkansas
Sun Realty, Inc.	Arkansas
Jefferson Insurance Corporation	Louisiana
Iberia Financial Services, LLC	Louisiana
Finesco, LLC	Louisiana
Pulaski Financial Services, LLC	Arkansas
IBERIABANK Asset Management, Inc.	Louisiana
Iberia Investment Fund I, LLC	Louisiana
Iberia Investment Fund II, LLC	Louisiana

IBERIABANK fsb	United States
IBERIABANK Mortgage Company	Arkansas
P.F. Services, Inc.	Arkansas

Lenders Title Company	Arkansas
Asset Exchange, Inc.	Arkansas
United Title of Louisiana, Inc.	Louisiana
United Title & Abstract, LLC	Louisiana
American Abstract and Title Company, Inc.	Arkansas

IBERIA Capital Partners LLC	Louisiana